EXHIBIT 99.1

OSI Announces Completion of Spacelabs Healthcare Merger

HAWTHORNE, Calif. — December 20, 2007 —OSI Systems, Inc. (Nasdaq:OSIS), a vertically-integrated provider of specialized electronic products for critical applications in the security and healthcare industries, announced today that pursuant to previously-published plans it has effected a Delaware short-form merger of Spacelabs Healthcare. As a result, Spacelabs Healthcare is now a wholly owned subsidiary of OSI Systems. Within the next 10 days, notification of the merger and related information will be sent to Spacelabs’ pre-merger stockholders.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its divisions, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including the Company’s predictions with regard to the prospective performance of, and market acceptance of, its products. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

For Further Information

OSI Systems, Inc

Jeremy Norton – Vice President, Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

Tel: (310) 349 2237

E: jnorton@osi-systems.com